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Merrill Lynch & Co.
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FINAL Executed Terms: April 26, 2004

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Structure:                                                10 Year Inflation-Linked Notes & Swap to 1M LIBOR
Marketing Period:                                         April 21, 2004 - April 30, 2004
Effective Date:                                           May 5, 2004
Maturity Date:                                            May 5, 2014
Principal Amount:                                         $43,000,000
Form of Note:                                             Global MTN
CUSIP:                                                    5901M0EE5

Inflation-Linked Note Details
     Reference Index ("CPI"):                             US City Average Consumer Price Index for All Urban Consumers, as published monthly by the Bureau of Labor Statistics (BLS) and available on Bloomberg
                                                          CPURNSA or any successor service.
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     Current Index Level :                                [CPI(t) - CPI(t-12)]/CPI(t-12), where:  CPI(t) is the CPI for the third calendar month prior to such Reset Date as published and reported in the second calendar month prior to such Reset Date.  CPI(t-12) is the CPI reported twelve calendar months prior to CPI(t).
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     Coupon:                                              CPI + 2.05%
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     Minimum Coupon:                                      0.000%
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     Coupon Payment Dates:                                Monthly on the 5th day of each month, subject to no adjustment in accordance with the Following Business Day convention
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     Initial Coupon Payment Date:                         June 5, 2004
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     Initial Coupon:                                      3.74%(1)
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     Reference Index Reset Date:                          Monthly on the 5th of each month, with an initial Reset Observation Date of March 1, 2004.  If any Interest Reset Date is not a Business Day, the
                                                          applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day
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     Denominations:                                       Minimum of $1,000
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     Day Count:                                           ACT/ACT
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     Form of Note:                                        Book entry
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     Business Day Convention:                             New York
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     Underwriting Fees:                                   1.250%
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     Net Proceeds:                                        $42,462,500
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     Survivor's Option:                                   Not Applicable
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     Calculation Agent:                                   MLCS
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     (1)  The coupon to be paid on June 1, 2004 will be determined by reference to the February 2004 and February 2003 Reference
          Index as: (186.2 - 183.1)/183.1 = 1.69%

Merrill Lynch & Co.
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significant aspects of entering into any particular transaction. Options are not suitable for all investors. Option buyers may lose their entire investment. Option sellers may have an unlimited loss.
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